Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-178389, 333-147201 and 333-156394) on Form S-3 and (Nos. 333-173211, 333-38912, 333-61925, 333-122172 and 333-153444 and 333-169287) on Form S-8 of Forest City Enterprises, Inc. of our report dated March 27, 2013, relating to our audits of the balance sheet of Uptown Housing Partners, LP as of December 31, 2012 and the related statements of operations, partners' equity (deficit) and cash flows for the years ended December 31, 2012 and 2011 which appear in this Form 10-KT of Forest City Enterprises, Inc. for the eleven months ended December 31, 2013.

/s/ McGladrey LLP

Cleveland, Ohio
February 27, 2014